EXHIBIT 99.1

Marlin Business Services Corp. Reports First Quarter 2011 Results

First Quarter 2011 Highlights:

  New equipment lease originations doubled year-over-year
  Increased sales force to 94 full time equivalents
  Eight consecutive quarters of credit quality improvement
  Strong capital position, consolidated equity to assets ratio of 34.02%
  An additional $25 million of capital contributed to Marlin Business Bank; equity to assets ratio of 30.09%.

MOUNT LAUREL, N.J., May 5, 2011 (GLOBE NEWSWIRE) -- Marlin Business Services Corp. (Nasdaq:MRLN) today reported first quarter 2011 net income of $754,000, or $0.06 per diluted share.

"We continue to move in a favorable direction, growing our business and providing access to credit to the small business customers we serve," says Daniel P. Dyer, Marlin's CEO. "All of our key sales metrics are accelerating with origination volume doubling compared to the first quarter of 2010. Supporting profitable growth, our 60+ day portfolio delinquencies and charge-offs this quarter are at a four year low while borrowing rates continue to improve, due to the greater use of lower cost deposit funding at Marlin Business Bank," says Dyer.

First quarter 2011 lease production was $47.0 million, based on initial equipment cost, up 10% from $42.9 million for the fourth quarter of 2010 and 99% higher than the first quarter of 2010. Average monthly originating sources reached 740 for the first quarter of 2011, up 2% from the fourth quarter of 2010 and a 53% increase over the first quarter of 2010. The sales force grew to 94 full-time equivalents from 87 in the fourth quarter of 2010 and 53 in the first quarter of 2010, a 77% increase over the prior year.

Net interest and fee margin grew to 12.30% for the first quarter of 2011, compared to 12.10% in the fourth quarter of 2010 and 11.12% a year ago. The margin gain was driven by an improvement in portfolio yield, as well as lower average cost of funds which was favorably impacted by the shift in the Company's funding mix from term funding to lower cost insured deposits at the Company's subsidiary, Marlin Business Bank.

Credit trends have returned to historic levels. Highlights for the first quarter of 2011 include:

  Leases over 30 days delinquent were 1.67% of Marlin's lease portfolio, which is 30 basis points lower than the fourth quarter of 2010 and 133 basis points lower than the first quarter of 2010
  Leases over 60 days delinquent were 0.75% of Marlin's lease portfolio, which is 14 basis points lower than the fourth quarter of 2010 and 62 basis points lower than the first quarter of 2010
  Net leasing charge-offs were 2.30% of average net investment, which is 31 basis points lower than the fourth quarter of 2010 and 223 basis points lower than the first quarter of 2010.

The allowance for credit losses as a percentage of total finance receivables was 1.98% as of March 31, 2011 and 236% of total 60+ day delinquencies, compared to an allowance for credit losses of 2.19% as of December 31, 2010 and 220% of total 60+ day delinquencies.

The Company maintains strong capital ratios with a consolidated equity to assets ratio of 34.02% and ample liquidity to support growth through our insured depository, Marlin Business Bank. The Company also had $54 million in unused commitments through its revolver facilities.

In connection with the Company's discussions with the Federal Reserve Bank relating to the Company's allowance for credit losses (the "Allowance"), the Company received a letter dated April 28, 2011 from the Federal Reserve Bank of Philadelphia stating that the Company should continue to operate under its current methodology for determining the Allowance, and that the appropriateness and reasonableness of the overall level of the Allowance, as well as the adequacy of the documentation and controls maintained by the Company's management to support the appropriateness of the Allowance, will be reviewed again by the Federal Reserve Bank of San Francisco and the Utah Department of Financial Institutions during their next regularly scheduled commercial bank examination of Marlin Business Bank.

In conjunction with this release, the Company's static pool loss statistics and vintage delinquency analysis have been updated as supplemental information on the Investor Relations section of the Company's website at www.marlincorp.com.

Conference Call and Webcast

We will host a conference call on Friday, May 6, 2011 at 9:00 a.m. ET to discuss the Company's first quarter results. If you wish to participate, please call 877-312-5414 approximately 10 minutes in advance of the call time. The conference ID will be: "Marlin." The call will also be webcast on the Investor Relations page of the Company's website, www.marlincorp.com, and an audio replay will also be available on the Investor Relations section of Marlin's website for approximately 45 days.

About Marlin Business Services Corp.

Marlin Business Services Corp. is a nationwide provider of equipment leasing solutions primarily to small and mid-sized businesses. The Company's subsidiary, Marlin Leasing Corporation, finances over 100 equipment categories in a segment of the market generally referred to as "small-ticket" leasing (i.e., leasing transactions less than $250,000). The Company was founded in 1997 and completed its initial public offering of common stock on November 12, 2003. For more information, visit www.marlincorp.com or call toll free at (888) 479-9111.

The Marlin Business Services Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4087

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," "may," "intend" and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding, market, competitive, legal and/or regulatory factors, among others, affecting our business are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors is contained in our filings with the Securities and Exchange Commission, including the sections captioned "Risk Factors" and "Business" in the Company's Form 10-K filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

MARLIN BUSINESS SERVICES CORP.
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
	March 31,	December 31,
	2011	2010

	(Dollars in thousands, except per-share data)
	(Unaudited)

ASSETS
Cash and due from banks	$ 982	$ 2,557
Interest-earning deposits with banks	39,082	34,469
Total cash and cash equivalents	40,064	37,026
Restricted interest-earning deposits with banks (includes $46.3 million and $44.7 million at March 31, 2011 and December 31, 2010, respectively, related to consolidated variable
interest entities ("VIEs"))	51,212	47,107
Securities available for sale (amortized cost of $1.7 million and $1.5 million at
March 31, 2011 and December 31, 2010, respectively)	1,682	1,534
Net investment in leases and loans (includes $130.9 million and $154.1 million at March 31, 2011
and December 31, 2010, respectively, related to consolidated VIEs)	348,019	351,569
Property and equipment, net	2,261	2,180
Property tax receivables	4,074	197
Other assets	26,955	28,449
Total assets	$ 474,267	$ 468,062

LIABILITIES AND STOCKHOLDERS' EQUITY
Long-term borrowings (includes $106.9 million and $128.2 million at March 31, 2011
and December 31, 2010, respectively, related to consolidated VIEs)	178,323	178,650
Deposits	95,731	92,919
Other liabilities:
Sales and property taxes payable	5,268	1,978
Accounts payable and accrued expenses	8,128	8,019
Net deferred income tax liability	25,449	26,493
Total liabilities	312,899	308,059

Stockholders' equity:
Common Stock, $0.01 par value; 75,000,000 shares authorized;
13,021,761 and 12,864,665 shares issued and outstanding at March 31, 2011
and December 31, 2010, respectively	130	129
Additional paid-in capital	87,565	86,987
Stock subscription receivable	(2)	(2)
Accumulated other comprehensive loss	(100)	(132)
Retained earnings	73,775	73,021
Total stockholders' equity	161,368	160,003
Total liabilities and stockholders' equity	$ 474,267	$ 468,062

MARLIN BUSINESS SERVICES CORP.
AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
	Three Months Ended March 31,
	2011	2010

	(Dollars in thousands, except per-share data)

Interest income	$10,900	$ 12,829
Fee income	3,132	3,816
Interest and fee income	14,032	16,645
Interest expense	3,292	4,658
Net interest and fee income	10,740	11,987
Provision for credit losses	1,179	3,123
Net interest and fee income after provision for credit losses	9,561	8,864

Other income:
Insurance income	977	1,158
Loss on derivatives	(5)	(94)
Other income	282	288
Other income	1,254	1,352
Other expense:
Salaries and benefits	5,937	5,124
General and administrative	3,471	3,046
Financing related costs	189	147
Other expense	9,597	8,317
Income before income taxes	1,218	1,899
Income tax expense	464	662
Net income	$ 754	$ 1,237

Basic earnings per share	$ 0.06	$ 0.10
Diluted earnings per share	$ 0.06	$ 0.10

Weighted average shares used in computing basic earnings per share	12,927,477	12,778,463
Weighted average shares used in computing diluted earnings per share	13,005,882	12,833,643

SUPPLEMENTAL QUARTERLY DATA
(Dollars in thousands, except share amounts)
(Unaudited)

Quarter Ended:	3/31/2010	6/30/2010	9/30/2010	12/31/2010	3/31/2011

New Asset Production:
# of Sales Reps	53	69	84	87	94
# of Leases	2,476	3,009	3,253	3,669	3,984
Leased Equipment Volume	$23,636	$31,729	$35,759	$42,906	$47,024

Approval Percentage	46%	49%	49%	54%	56%

Average Monthly Sources	484	581	625	725	740

Implicit Yield on New Leases	15.32%	14.56%	14.40%	13.98%	13.39%

Net Interest and Fee Margin:
Interest Income Yield	11.90%	12.12%	12.28%	12.38%	12.48%
Fee Income Yield	3.54%	3.54%	3.84%	3.54%	3.59%
Interest and Fee Income Yield	15.44%	15.66%	16.12%	15.92%	16.07%
Cost of Funds	4.32%	4.00%	3.86%	3.82%	3.77%
Net Interest and Fee Margin	11.12%	11.66%	12.26%	12.10%	12.30%

Average Total Finance Receivables	$431,176	$395,906	$371,833	$357,089	$349,203
Average Net Investment in Leases	$427,416	$393,248	$369,973	$355,863	$348,276

End of Period Net Investment in Leases	$405,424	$378,559	$359,859	$350,528	$347,254
End of Period Loans	$2,781	$2,101	$1,284	$1,041	$765

Portfolio Asset Quality:

Leasing
30+ Days Past Due Delinquencies	3.00%	2.64%	2.35%	1.97%	1.67%
30+ Days Past Due Delinquencies	$13,470	$11,031	$9,359	$7,665	$6,475

60+ Days Past Due Delinquencies	1.37%	1.20%	1.03%	0.89%	0.75%
60+ Days Past Due Delinquencies	$6,135	$5,015	$4,099	$3,460	$2,891

Total Finance Receivables
30+ Days Past Due Delinquencies	3.06%	2.70%	2.38%	1.98%	1.68%
30+ Days Past Due Delinquencies	$13,829	$11,358	$9,537	$7,726	$6,514

60+ Days Past Due Delinquencies	1.39%	1.24%	1.05%	0.90%	0.75%
60+ Days Past Due Delinquencies	$6,288	$5,202	$4,213	$3,504	$2,914

Net Charge-offs - Leasing	$4,843	$3,489	$2,778	$2,324	$2,002
% on Average Net Investment in
Leases Annualized	4.53%	3.55%	3.00%	2.61%	2.30%

Net Charge-offs - Total Finance Receivables	$5,063	$3,596	$2,879	$2,375	$2,010
% on Average Total Finance Receivables
Annualized	4.70%	3.63%	3.10%	2.66%	2.30%

Allowance for Credit Losses	$10,253	$9,151	$8,355	$7,718	$6,887
% of 60+ Delinquencies	163.06%	175.91%	198.31%	220.26%	236.34%

90+ Day Delinquencies (Non-earning total finance receivables)	$3,399	$2,819	$2,398	$1,996	$1,407

Balance Sheet:

Assets
Investment in Leases and Loans	$409,637	$381,978	$362,328	$352,527	$348,290
Initial Direct Costs and Fees	8,821	7,833	7,170	6,760	6,616
Reserve for Credit Losses	(10,253)	(9,151)	(8,355)	(7,718)	(6,887)
Net Investment in Leases and Loans	$408,205	$380,660	$361,143	$351,569	$348,019
Cash and Cash Equivalents	44,334	35,178	44,100	37,026	40,064
Restricted Cash	65,521	66,546	47,384	47,107	51,212
Other Assets	16,461	12,611	13,678	32,360	34,972
Total Assets	$534,521	$494,995	$466,305	$468,062	$474,267

Liabilities
Total Debt	$268,434	$218,987	$191,858	$178,650	$178,323
Deposits	85,135	96,852	95,358	92,919	95,731
Other Liabilities	26,787	22,887	20,932	36,490	38,845
Total Liabilities	$380,356	$338,726	$308,148	$308,059	$312,899

Stockholders' Equity
Common Stock	$128	$129	$129	$129	$130
Paid-in Capital, net	85,689	86,204	86,606	86,985	87,563
Other Comprehensive Income	(242)	(205)	(153)	(132)	(100)
Retained Earnings	68,590	70,141	71,575	73,021	73,775
Total Stockholders' Equity	$154,165	$156,269	$158,157	$160,003	$161,368

Total Liabilities and
Stockholders' Equity	$534,521	$494,995	$466,305	$468,062	$474,267

Capital and Leverage:
Equity	$154,165	$156,269	$158,157	$160,003	$161,368
Debt to Equity	2.29	2.02	1.82	1.70	1.70
Equity to Assets	28.84%	31.57%	33.92%	34.18%	34.02%

Regulatory Capital Ratios:
Tier 1 Leverage Capital	28.36%	30.13%	32.67%	34.87%	34.30%
Tier 1 Risk-based Capital	34.15%	37.48%	39.90%	39.58%	39.88%
Total Risk-based Capital	35.42%	38.74%	41.16%	40.84%	41.14%

Expense Ratios:
Salaries and Benefits Expense	$5,124	$4,588	$4,947	$5,307	$5,937
Salaries and Benefits Expense
Annualized % of Avg. Fin. Recbl.	4.75%	4.64%	5.32%	5.94%	6.80%

Total personnel end of quarter	196	211	229	234	243

General and Administrative Expense	$3,046	$3,073	$3,156	$3,487	$3,471
General and Administrative Expense
Annualized % of Avg. Fin. Recbl.	2.83%	3.10%	3.40%	3.91%	3.98%

Efficiency Ratio	60.82%	59.70%	63.62%	72.55%	78.41%

Net Income:
Net Income	$1,237	$1,551	$1,434	$1,446	$754

Annualized Performance Measures:
Return on Average Assets	0.90%	1.20%	1.19%	1.28%	0.65%
Return on Average Stockholders' Equity	3.31%	4.09%	3.73%	3.72%	1.88%

Per Share Data:
Number of Shares - Basic	12,778,463	12,832,792	12,872,123	12,866,214	12,927,477
Basic Earnings per Share	$0.10	$0.12	$0.11	$0.11	$0.06

Number of Shares - Diluted	12,833,643	12,904,163	12,933,439	12,942,524	13,005,882
Diluted Earnings per Share	$0.10	$0.12	$0.11	$0.11	$0.06

Net investment in total finance receivables includes net investment in direct financing leases and loans.

CONTACT:  Marlin Business Services Corp.
          Lynne Wilson
          888 479 9111 Ext. 4108